Exhibit 99.1

NEWS RELEASE

Westell Technologies Reports Fourth Quarter and Annual Results
Revenue was $24.4 million for the fourth quarter and $102 million for the full year

AURORA, IL, May 21, 2014 – Westell Technologies, Inc. (NASDAQ: WSTL), a global leader of intelligent site management, in-building wireless, cell site optimization, and outside plant solutions, today announced results for its fiscal fourth quarter and full year ended March 31, 2014.
Consolidated revenue for the fourth quarter was $24.4 million, led by revenue of $17.4 million for the Westell segment, including record quarterly sales of tower mounted amplifiers (TMAs) and distributed antenna systems (DAS) interface panels. Consolidated revenue for the full year was $102.1 million, comprised of $52.2 million for the Westell segment, $46.2 million for the Kentrox segment, and $3.7 million for the Cellular Specialties, Inc. (CSI) segment, which was acquired on March 1, 2014.
Cash and short-term investments were $51.4 million at March 31, 2014, compared to $86.8 million at December 31, 2013. During the fourth quarter, the Company used $37.2 million of cash to acquire CSI. For the fourth quarter and full year 2014, the Company generated cash from operations of $0.9 million and $1.6 million, respectively.
“Fiscal 2014 was a great year for Westell Technologies. We met or exceeded our stated goals including achieving $102 million in annual revenue, 41% consolidated gross margin, positive operating cash flow, and significant organic and inorganic growth in the wireless market,” said Rick Gilbert, Chairman and CEO of Westell Technologies. “Our performance in fiscal 2014, the full integration of Kentrox into Westell, and our recent acquisition of CSI, provides us with a solid foundation for fiscal 2015 and an innovative portfolio of solutions for our customers at the wireless network edge.”
On a GAAP basis, the Company recorded net income in the quarter ended March 31, 2014 of $4.9 million or $0.08 per share, compared to a net loss of $38.2 million or $0.66 per share in the year-ago quarter. For the year ended March 31, 2014, the Company recorded net income of $5.4 million or $0.09 per share, compared to a net loss of $44.0 million or $0.73 per share in the prior year. The fiscal 2014 fourth quarter and full year included non-cash acquisition-related tax accounting benefits of $9.1 million. The prior year comparative periods included non-cash tax and goodwill impairment charges totaling $36.9 million.
On a non-GAAP basis, the Company recorded a net loss in the quarter ended March 31, 2014 of $1.3 million or $0.02 per share, compared to a net loss of $0.1 million or $0.00 per share in the year-ago quarter. For the year ended March 31, 2014, the Company recorded non-GAAP net income of $7.6 million or $0.13 per share, compared to a net loss of $3.2 million or $0.05 per share in the prior year. The primary items excluded from the Company’s non-GAAP results were related to acquisitions, stock-based compensation, and taxes. For a complete GAAP to non-GAAP reconciliation and other information related to non-GAAP measures, please refer to the schedule at the end of this release.
Westell Segment
For the fourth quarter ended March 31, 2014, Westell segment revenue was a record $17.4 million, up 65% from $10.5 million in the third quarter. The sequential increase was driven by continued strong demand for the new wireless product lines in this segment as TMAs and DAS panels each achieved record high revenues this quarter. Gross profit was $5.8 million and gross margin was 33.2%, compared to $3.4 million and 32.6% in the prior quarter. Gross profit and gross margin increased due to the higher revenue, partly offset by higher excess and obsolete inventory costs. Westell R&D expenses were $1.8 million, compared to $1.6 million last quarter. As a result, Westell segment profit was $3.9 million, compared to $1.8 million in the third quarter.

For the full year ended March 31, 2014, Westell segment revenue was $52.2 million, up 35% from $38.8 million in the prior year, driven by the growth of the TMA and DAS panel product lines. Gross profit was $17.1 million and gross margin was 32.7% compared to $13.3 million and 34.3% in the prior year. Gross profit increased due to the higher revenue, while gross margin was down due primarily to higher excess and obsolete inventory costs. Westell R&D expenses were $6.9 million, compared to $5.9 million last year. As a result, Westell segment profit was $10.1 million, compared to $7.4 million in fiscal 2013.

Kentrox Segment
For the fourth quarter ended March 31, 2014, Kentrox segment revenue was $3.4 million, down 77% from $14.7 million in the third quarter. The expected sequential decrease was due to the completion of major projects in the prior quarter. Gross profit was $1.4 million and gross margin was 41.4%, compared to $8.8 million and 59.8% in the prior quarter (gross margin this quarter was 52.3% excluding acquisition-related adjustments). Gross profit and gross margin decreased due primarily to the lower revenue. Kentrox R&D expenses were $1.0 million, compared to $0.9 million last quarter. As a result, Kentrox segment profit was $0.4 million, compared to $7.9 million in the third quarter.

For the full year ended March 31, 2014, Kentrox segment revenue was $46.2 million (Kentrox was acquired on April 1, 2013). Gross profit was $23.5 million and gross margin was 50.9%. Kentrox R&D expenses were $3.8 million. As a result, Kentrox segment profit was $19.7 million.

CSI Segment
For the month ended March 31, 2014, CSI segment revenue was $3.7 million. Gross profit was $1.4 million and gross margin was 37.1% (51.9% excluding an adjustment to revalue certain inventories at market prices as required under acquisition accounting). R&D expenses were $0.6 million. As a result, segment profit was $0.7 million.
Conference Call Information
Management will discuss financial and business results during the quarterly conference call on Thursday, May 22, 2014, at 9:30 AM Eastern Time. Investors may quickly register online in advance of the call at http://www.conferenceplus.com/westell. After registering, participants receive a dial-in number, passcode and personal identification number (PIN) to automatically place them into the audio conference. Those not wishing to register may participate by dialing +1 (888) 206-4065 no later than 9:15 AM Eastern Time, and using confirmation number 37185935. International participants may dial +1 (630) 827-5974.

This news release and related information that may be discussed on the conference call, will be posted on the Investor News section of Westell's website: http://www.westell.com. An archive of the entire conference will be available on the site via Digital Audio Replay by approximately 1:00 PM Eastern Time after the call ends. The replay of the conference also may be accessed by dialing +1 (888) 843-7419 or +1 (630) 652-3042 and entering 9663 271#.
About Westell
Westell Technologies, Inc., headquartered in Aurora, Illinois, is a global leader of intelligent site management, in-building wireless, cell site optimization, and outside plant solutions focused on wireless innovation at your network’s edge. The comprehensive solutions Westell provides enable service providers, tower operators, and other network operators to reduce operating costs and improve network performance. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high quality, reliable systems. For more information, please visit www.westell.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained herein that are not historical facts or that contain the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” “plan,” “should,” or derivatives thereof and other words of similar meaning are forward-looking statements that involve risks and uncertainties.  Actual results may differ materially from those expressed in or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing and capital, economic weakness in the United States (U.S.) economy and telecommunications market, the effect of international economic conditions and trade, legal, social and economic risks (such as import, licensing and trade restrictions), the impact of competitive products or technologies, competitive pricing pressures, customer product selection decisions, product cost increases, component supply shortages, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the ability to successfully consolidate and rationalize operations, the ability to successfully identify, acquire and integrate acquisitions, the effect of the Company's accounting policies, retention of key personnel and other risks more fully described in the Company's SEC filings, including the Form 10-K for the fiscal year ended March 31, 2013, under Item 1A - Risk Factors.  The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.

Financial Tables to Follow:

Westell Technologies, Inc.
Condensed Consolidated Statement of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,				Twelve Months Ended March 31,
	2014		2013		2014		2013
Revenue	$24,421		$10,663		$102,073		$38,808
Gross profit	8,524		4,013		41,958		13,325
Gross margin	34.9%		37.6%		41.1%		34.3%
Operating expenses:
Sales & marketing	3,851		1,924		14,663		7,492
Research & development	3,494		1,556		11,339		5,928
General & administrative	3,827		2,473		14,027		9,310
Intangibles amortization	1,320		235		4,908		887
Restructuring	62		—		335		149
Goodwill impairment (1)	—		2,884		—		2,884
Total operating expenses	12,554		9,072		45,272		26,650
Operating income (loss)	(4,030)		(5,059)		(3,314)		(13,325)
Other income (expense), net	7		41		(56)		175
Income (loss) before income taxes and discontinued operations	(4,023)		(5,018)		(3,370)		(13,150)
Income tax benefit (expense)	8,907	(2)	(32,611)	(3)	8,782	(2)	(29,392)	(3)
Net income (loss) from continuing operations	4,884		(37,629)		5,412		(42,542)
Loss from discontinued operations, net of income tax (3)	(6)		(529)		(45)		(1,496)
Net income (loss)	$4,878		$(38,158)		$5,367		$(44,038)
Basic net income (loss) per share:
Basic net income (loss) from continuing operations	$0.08		$(0.65)		$0.09		$(0.71)
Basic net income (loss) from discontinued operations	—		(0.01)		—		(0.02)
Basic net income (loss)	$0.08		$(0.66)		$0.09		$(0.73)
Diluted net income (loss) per share:
Diluted net income (loss) from continuing operations	$0.08		$(0.65)		$0.09		$(0.71)
Diluted net income (loss) from discontinued operations	—		(0.01)		—		(0.02)
Diluted net income (loss)	$0.08		$(0.66)		$0.09		$(0.73)
Weighted-average number of shares outstanding:
Basic	59,109		58,154		58,786		59,944
Diluted	60,971		58,154		60,048		59,944

(1)
The Company recorded a non-cash charge of $2.9 million during the fourth quarter of fiscal 2013 to record the impairment of the full carrying value of the Company's goodwill. Based on financial market considerations, a history of recent losses and other factors, the Company's goodwill did not pass a two-step goodwill impairment valuation test, resulting in the impairment charge.

(2)
In fiscal year 2014, the Company acquired Kentrox and CSI in stock transactions. Deferred tax liabilities of $9.1 million resulted from the acquisitions relating primarily to acquired intangible assets. The Company's anticipated ability to realize deferred tax assets from the reversal of these deferred tax liabilities resulted in a partial reversal of valuation allowance related to the Company's deferred tax assets. Income tax expense, excluding the impact of the acquisitions noted above, was primarily from state income tax expense in non-unitary states and state taxes based on gross margin, not taxable income.

(3)
In fiscal year 2013, the Company considered both the positive and negative evidence available to assess its ability to realize the value of its deferred tax assets. The Company considered negative factors, which include recent losses and a forecasted cumulative loss position, as well as positive evidence consisting primarily of projected future earnings. The Company concluded that the negative evidence outweighed the objectively verifiable positive evidence. As a consequence, the Company increased the valuation allowance reserve and tax expense by $34.0 million. This reserve, taken together with the tax contingency reserve, had the effect of reserving in full all of the Company's deferred tax assets as of March 31, 2013.

Westell Technologies, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31, 2014	March 31, 2013
Assets:
Cash and cash equivalents	$35,793	$88,233
Restricted cash	—	2,500
Short-term investments	15,584	24,349
Accounts receivable, net	15,851	6,689
Inventories	24,436	12,223
Prepaid expenses and other current assets	1,975	1,804
Deferred income tax asset	899	—
Land held-for-sale	1,044	—
Total current assets	95,582	135,798
Property and equipment, net	1,946	1,081
Goodwill	30,697	—
Intangible assets, net	32,356	5,063
Other non-current assets	393	495
Total assets	$160,974	$142,437
Liabilities and Stockholders’ Equity:
Accounts payable	$6,726	$4,126
Accrued expenses	7,813	3,953
Contingent consideration	2,067	—
Deferred revenue	1,774	—
Total current liabilities	18,380	8,079
Deferred revenue non-current	787	—
Tax contingency reserve long-term	1,072	305
Contingent consideration long-term	574	2,333
Other non-current liabilities	528	643
Total liabilities	21,341	11,360
Total stockholders’ equity	139,633	131,077
Total liabilities and stockholders’ equity	$160,974	$142,437

Westell Technologies, Inc.
Condensed Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Twelve Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$5,367	$(44,038)
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,530	1,381
Goodwill impairment	—	2,884
Stock-based compensation	1,871	1,407
Restructuring	335	149
Deferred taxes	(9,312)	29,865
Other	41	(8)
Changes in assets and liabilities:
Accounts receivable	(2,139)	(979)
Inventories	457	(2,002)
Accounts payable and accrued liabilities	(1,081)	(183)
Other	528	(601)
Net cash provided by (used in) operating activities	1,597	(12,125)
Cash flows from investing activities:
Net purchases of short-term investments and debt securities	8,765	(9,894)
Acquisitions, net of cash acquired	(66,170)	(2,524)
Purchases of property and equipment, net	(443)	(379)
Proceeds from sale of assets	—	15
Changes in restricted cash	2,500	4,951
Net cash provided by (used in) investing activities	(55,348)	(7,831)
Cash flows from financing activities:
Purchase of treasury stock	(359)	(12,733)
Proceeds from stock options exercised	1,677	87
Net cash provided by (used in) financing activities	1,318	(12,646)
(Gain) loss of exchange rate changes on cash	(7)	3
Net increase (decrease) in cash	(52,440)	(32,599)
Cash and cash equivalents, beginning of period	88,233	120,832
Cash and cash equivalents, end of period	$35,793	$88,233

Westell Technologies, Inc.
Segment Statement of Operations
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31, 2014
	CSI (1)	Kentrox	Westell	Total
Revenue	$3,676	$3,362	$17,383	$24,421
Cost of revenue	2,312	1,971	11,614	15,897
Gross profit	1,364	1,391	5,769	8,524
Gross margin	37.1%	41.4%	33.2%	34.9%
Operating expenses:
Research & development	625	1,021	1,848	3,494
Segment profit	$739	$370	$3,921	5,030
Sales & marketing				3,851
General & administrative				3,827
Intangible amortization				1,320
Restructuring				62
Operating loss				(4,030)
Other income				7
Income tax benefit				8,907
Net income from continuing operations				$4,884

	Three Months Ended March 31, 2013
	Westell	Total
Revenue	$10,663	$10,663
Cost of revenue	6,650	6,650
Gross profit	4,013	4,013
Gross margin	37.6%	37.6%
Operating expenses:
Research & development	1,556	1,556
Segment profit	$2,457	2,457
Sales & marketing		1,924
General & administrative		2,473
Intangible amortization		235
Goodwill impairment (2)		2,884
Operating loss		(5,059)
Other income		41
Income tax benefit		(32,611)
Net loss from continuing operations		$(37,629)

(1)	The results of operations relating to CSI are included in the Company's Consolidated Financial Statements from the March 1, 2014, acquisition date.

(2)	The Company recorded a non-cash charge of $2.9 million during the fourth quarter of fiscal year 2013 to record the impairment of the full carrying amount of the Company's goodwill.

Westell Technologies, Inc.
Segment Statement of Operations
(Amounts in thousands)
(Unaudited)

	Twelve Months Ended March 31, 2014
	CSI (1)	Kentrox	Westell	Total
Revenue	$3,676	$46,174	$52,223	$102,073
Cost of revenue	2,312	22,657	35,146	60,115
Gross profit	1,364	23,517	17,077	41,958
Gross margin	37.1%	50.9%	32.7%	41.1%
Operating expenses:
Research & development	625	3,778	6,936	11,339
Segment profit	$739	$19,739	$10,141	30,619
Sales & marketing				14,663
General & administrative				14,027
Intangible amortization				4,908
Restructuring				335
Operating loss				(3,314)
Other loss				(56)
Income tax benefit				8,782
Net income from continuing operations				$5,412

	Twelve Months Ended March 31, 2013
	Westell	Total
Revenue	$38,808	$38,808
Cost of revenue	25,483	25,483
Gross profit	13,325	13,325
Gross margin	34.3%	34.3%
Operating expenses:
Research & development	5,928	5,928
Segment profit	$7,397	7,397
Sales & marketing		7,492
General & administrative		9,310
Intangible amortization		887
Restructuring		149
Goodwill impairment (2)		2,884
Operating loss		(13,325)
Other income		175
Income tax expense		(29,392)
Net loss from continuing operations		$(42,542)

(1)	The results of operations relating to CSI are included in the Company's Consolidated Financial Statements from the March 1, 2014, acquisition date.

(2)	The Company recorded a non-cash charge of $2.9 million during the fourth quarter of fiscal year 2013 to record the impairment of the full carrying value of the Company's goodwill.

Westell Technologies, Inc.
Reconciliation of GAAP to non-GAAP Financial Measures
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2013	2014	2013
GAAP net income (loss)	$4,878	$(38,158)	$5,367	$(44,038)
Adjustments:
Inventory fair value step-up (1)	833	—	2,160	—
Deferred revenue adjustment (1)	169	—	2,089	—
Amortization of intangibles (2)	1,320	235	4,908	887
Income taxes (3)	(9,146)	34,032	(9,146)	34,032
Restructuring (4)	62	—	335	149
Stock-based compensation (5)	578	363	1,871	1,407
Goodwill impairment (6)	—	2,884	—	2,884
Loss from discontinued operations (7)	6	529	45	1,496
Total adjustments	(6,178)	38,043	2,262	40,855
Non-GAAP net income (loss)	$(1,300)	$(115)	$7,629	$(3,183)
GAAP net income (loss) per common share:
Basic	$0.08	$(0.66)	$0.09	$(0.73)
Diluted	$0.08	$(0.66)	$0.09	$(0.73)
Non-GAAP net income (loss) per common share:
Basic	$(0.02)	$—	$0.13	$(0.05)
Diluted	$(0.02)	$—	$0.13	$(0.05)
Average number of common shares outstanding:
Basic	59,109	58,154	58,786	59,944
Diluted	60,971	58,154	60,048	59,944

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2013	2014	2013
GAAP operating expenses	12,554	9,072	45,272	26,650
Adjustments:
Amortization of intangibles (2)	(1,320)	(235)	(4,908)	(887)
Restructuring (4)	(62)	—	(335)	(149)
Stock-based compensation (5)	(560)	(356)	(1,818)	(1,380)
Goodwill impairment (6)	—	(2,884)	—	(2,884)
Total adjustments	(1,942)	(3,475)	(7,061)	(5,300)
Non-GAAP operating expense	10,612	5,597	38,211	21,350

	Three Months Ended March 31, 2014
	Revenue	Gross Profit	Gross Margin
GAAP - Kentrox	$3,362	$1,391	41.4%
Inventory fair value step-up (1)	—	288
Deferred revenue adjustment (1)	169	169
Non-GAAP - Kentrox	$3,531	$1,848	52.3%

	Three Months Ended March 31, 2014
	Revenue	Gross Profit	Gross Margin
GAAP - CSI	$3,676	$1,364	37.1%
Inventory fair value step-up (1)	—	545
Non-GAAP - CSI	$3,676	$1,909	51.9%

	Twelve Months Ended March 31, 2014
	Revenue	Gross Profit	Gross Margin
GAAP - consolidated	$102,073	$41,958	41.1%
Inventory fair value step-up (1)	—	2,160
Deferred revenue adjustment (1)	2,089	2,089
Non-GAAP - consolidated	$104,162	$46,207	44.4%
The Company prepares its financial statements based on U.S. Generally Accepted Accounting Principles (GAAP). This schedule reconciles the Company's GAAP net income to adjusted or non-GAAP net income. Management believes that these non-GAAP results provide meaningful supplemental information to investors, indicate the Company's core performance, and facilitate comparison of results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results. Non-GAAP measures should not be viewed as a substitute for the Company's GAAP results.

(1)
On April 1, 2013 and on March 1, 2014, the Company purchased Kentrox and CSI, respectively, which required the step-up of certain assets to fair value, which resulted in cost that will not recur once those assets have fully settled. The adjustments remove the increased costs associated with the third-party sales of inventory that was stepped-up and the step-down on acquired deferred revenue that was recognized in the three and twelve months ended March 31, 2014.

(2)	Amortization of intangibles is a non-cash expense arising from the acquisition of intangible assets.

(3)
In fiscal year 2014, the Company acquired Kentrox and CSI in stock transactions. Deferred tax liabilities of $9.1 million resulted from the acquisitions relating primarily to acquired intangible assets. The Company's anticipated ability to realize deferred tax assets from the reversal of these deferred tax liabilities resulted in a partial reversal of valuation allowance related to the Company's deferred tax assets. The fiscal year 2014 adjustment removes the related income tax benefit. The Company is in a full valuation allowance in fiscal year 2014. The fiscal year 2013 adjustment removes the tax benefits recorded in fiscal year 2013 to reflect the tax result had the Company been in a full valuation allowance in fiscal year 2013.

(4)	Restructuring expenses are not directly related to the ongoing performance of our fundamental business operations.

(5)	Stock-based compensation is a non-cash expense incurred in accordance with share-based compensation accounting.

(6)	The Company recorded a non-cash charge of $2.9 million during the fourth quarter of fiscal 2013 to record the impairment of the full carrying value of the Company's goodwill.

(7)	Historical results of operations of the CNS division and ConferencePlus are presented as discontinued operations.

For additional information, contact:

Tom Minichiello Chief Financial Officer Westell Technologies, Inc. +1 (630) 375-4740 tminichiello@westell.com